EXHIBIT 99.1

For More Information Contact:

MEDIA CONTACTS:

Biogen Idec	Elan
Amy Brockelman	Anita Kawatra
Ph: 617 914 6524	Ph: 212 407 5740
800 252 3526

INVESTOR CONTACTS:

Biogen Idec	Elan
Elizabeth Woo	Emer Reynolds
Ph: 617 679 2812	Ph: 353 1 709 4000
800 252 3526

BIOGEN IDEC AND ELAN ANNOUNCE VOLUNTARY SUSPENSION OF
TYSABRI®

Cambridge, MA and Dublin, Ireland – February 28, 2005 – Biogen Idec (NASDAQ: BIIB) and Elan Corporation, plc (NYSE: ELN) announced today a voluntary suspension in the marketing of TYSABRI® (natalizumab), a treatment for multiple sclerosis (MS). The companies are suspending supply of TYSABRI from commercial distribution and physicians should suspend dosing of TYSABRI until further notification. In addition, the companies have suspended dosing in all clinical trials.

This decision is based on very recent reports of two serious adverse events that have occurred in patients treated with TYSABRI in combination with AVONEX® (Interferon beta-1a) in clinical trials. These events involve one fatal, confirmed case and one suspected case of progressive multifocal leukoencephalopathy (PML), a rare and frequently fatal, demyelinating disease of the central nervous system. Both patients received more than two years of TYSABRI therapy in combination with AVONEX.

The companies’ actions have been taken in consultation with U.S. Food and Drug Administration (FDA). Worldwide regulatory agencies are being kept informed.

The companies will work with clinical investigators to evaluate TYSABRI-treated patients and will consult with leading experts to better understand the possible risk of PML. The outcome of these evaluations will be used to determine possible re-initiation of dosing in clinical trials and future commercial availability.

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“Our ongoing commitment to MS patients has led us to take these steps,” said Burt Adelman, MD, executive vice president, Development, Biogen Idec. “Because we believe in the promising therapeutic benefit of TYSABRI, we are working to evaluate this situation thoroughly and expeditiously. While we work through this matter, we must place patient safety above all other considerations.”

“We are working with leading experts and regulatory agencies to responsibly investigate these events and to develop the appropriate path forward,” said Lars Ekman, MD, executive vice president and president, Research and Development, Elan. “Our primary concern is for the safety of patients.”

In total, approximately 3,000 patients have been treated with TYSABRI in clinical trials of MS, Crohn’s disease, and rheumatoid arthritis. To date, the companies have received no reports of PML in MS patients receiving TYSABRI monotherapy or in patients with Crohn’s disease or rheumatoid arthritis in TYSABRI clinical trials. Biogen Idec has received no reports of PML in patients treated with AVONEX alone, a product that has been on the market since 1996.

A copy of the Dear Healthcare Professional Letter regarding this matter is available at www.tysabri.com and the companies’ corporate websites. Patients and physicians with questions should call 1-888-489-7227.

Biogen Idec will host a webcast for the media and the investment community at 10:00 a.m. EST today. Elan will also host a webcast at 11:30 a.m. EST today. These webcasts can be accessed through the investor relations’ sections of the companies’ websites.

About Biogen Idec
Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.

About Elan
Elan Corporation, plc is a neuroscience-based biotechnology company. We are committed to making a difference in the lives of patients and their families by dedicating ourselves to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan shares trade on the New York, London and Dublin Stock Exchanges. For additional information about the company, please visit http://www.elan.com.

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Safe Harbor/Forward Looking Statements

This press release contains forward-looking statements regarding the potential for TYSABRI. These statements are based on the companies’ current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. There is no assurance, for example, that the serious adverse events discussed above were not caused by TYSABRI, that there are not or will not be more such serious adverse events or that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the companies will be able to resume marketing and sales of TYSABRI. For more detailed information on the risks and uncertainties associated with TYSABRI and the companies’ drug development and other activities, see the periodic and other reports of Biogen Idec Inc. and Elan Corporation, plc filed with the Securities and Exchange Commission. The companies assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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